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BENCHMARK ELECTRONICS, INC.
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Benchmark Electronics Files Definitive Proxy Materials and Mails Letter to Shareholders

Urges Shareholders to Vote the WHITE Proxy Card Today “FOR” Benchmark’s Eight Highly Qualified

Director Nominees

Benchmark Has the Right Plan and the Right Team in Place to Continue Building

Sustainable Value for Shareholders

ANGLETON, Texas, March 29, 2016 -- Benchmark Electronics, Inc. (NYSE: BHE) today announced that it has filed definitive proxy materials with the U.S. Securities and Exchange Commission ("SEC") in connection with its upcoming 2016 Annual Meeting of Shareholders, to be held on May 11, 2016. Benchmark shareholders of record at the close of business on March 14, 2016, are entitled to vote at the 2016 Annual Meeting of Shareholders.

The Benchmark Board of Directors unanimously recommends that shareholders vote the WHITE proxy card FOR the election of the Board's experienced and highly qualified director nominees: David W. Scheible, Michael R. Dawson, Gayla J. Delly, Douglas G. Duncan, Kenneth T. Lamneck, Bernee D. L. Strom, Paul J. Tufano and Clay C. Williams.

In connection with the filing of the proxy statement, the Benchmark Board is mailing a letter to shareholders detailing the significant progress made under the leadership of the Board and management team to enhance value for all shareholders and the strategic initiatives in place to achieve near- and long-term revenue growth and continued profitability through:

•	Shifting Benchmark’s portfolio towards higher-value end markets with a goal of achieving greater than 10% annual growth in these higher-value markets
•	Driving margin expansion by advancing engineering-led solutions, LEAN and operational excellence initiatives and optimizing our cost structure and working capital to achieve a greater than 5% long-term non- GAAP operating margin
•	Committing to a policy of disciplined and shareholder-friendly capital deployment with a target of greater than 50% free cash flow return to shareholders
•	Reaching 75-day long-term working capital target by seeking closer alignment of customer and supplier payment terms, demand and inventory optimization, and preferred supplier strategic sourcing initiatives
•	Recent appointments of Paul Tufano as an independent director and David Scheible as non-executive Chairman
•	Maintaining best-in-class corporate governance to drive long-term shareholder value creation

The full text of the letter follows:

Fellow Benchmark Shareholder:

Benchmark’s Board of Directors is committed to increasing the value of Benchmark for all shareholders, as is our management team. We have taken – and will continue to take – numerous steps to strengthen the Company in light of increasing global economic challenges.

On May 11, 2016, Benchmark will hold its Annual Meeting of Shareholders where you will be making an important decision regarding the future of the Company. We urge you to protect the value of your investment in Benchmark by voting “FOR” your experienced and highly qualified Director nominees on the enclosed WHITE proxy card: David W. Scheible, Michael R. Dawson, Gayla J. Delly, Douglas G. Duncan, Kenneth T. Lamneck, Bernee D. L. Strom, Paul J. Tufano and Clay C. Williams. These directors bring a deep, diverse range of skills and senior executive level experience.

BENCHMARK IS LED BY A STRONG, EXPERIENCED BOARD AND

A PROVEN, SKILLED MANAGEMENT TEAM

Your Board and management team have an established track record of identifying and capitalizing on value-enhancing opportunities, including shifting our portfolio to higher-value, higher-margin segments.

Despite the track record of growth and value creation driven by your Board and management team, a shareholder of the Company, Engaged Capital LLC, is waging a costly and distracting campaign at the upcoming annual meeting to replace three highly qualified members of your Board with its less experienced nominees. We believe that Engaged Capital’s nominees, if elected, will seek to advance Engaged Capital’s short-sighted interests based on fundamentally flawed and misguided analysis ahead of the best interests of all shareholders.

We strongly urge you to disregard Engaged Capital’s proxy campaign and discard any BLUE proxy cards Engaged Capital may send you. Instead, we ask that you focus on the record of accomplishments of your Board and management team and our Company’s vision for the future.

Your Board unanimously recommends that all Benchmark shareholders use the enclosed WHITE proxy card to vote today by telephone, by internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

VOTE THE WHITE PROXY CARD TODAY

YOUR BOARD AND MANAGEMENT TEAM HAVE A PROVEN TRACK RECORD OF

FINANCIAL OUTPERFORMANCE AND OPERATIONAL EXCELLENCE

Since our founding in 1986, Benchmark has maintained a competitive advantage and leadership position evidenced by a track record of success, a long history of satisfied customers, and broad and deep capabilities in all key areas of the complex electronic manufacturing services value chain.

Since 2011, under the stewardship of your Board and current management team, Benchmark has outperformed its peer group1 across several key financial metrics. We believe this outperformance is a result of focused and disciplined execution of our strategic plan:

•	First, we are continuing to shift Benchmark’s portfolio towards higher-value end markets with a goal of achieving greater than 10% annual growth in these higher-value markets.
•	Second, we are advancing engineering-led solutions, ‘LEAN’ initiatives and operational excellence to achieve a long-term non-GAAP operating margin greater than 5%.
•	Third, we are optimizing our working capital to maximize cash flow.
•	Fourth, we are committed to a policy of disciplined and shareholder-friendly capital deployment, with a target of greater than 50% free cash flow return to shareholders.

Since 2011, Benchmark has achieved:

•	Revenue compound annual growth rate (CAGR) of 3.1% vs. a median CAGR of (0.8%) for the peer group
•	Gross margin improvement of 240 basis points vs. a median improvement of 20 basis points for the peer group
•	Non-GAAP operating margin improvement of 200 basis points vs. a median deterioration of 20 basis points for the peer group
•	Cash conversion cycle (CCC) improvement of 1 day vs. a median deterioration of 8 days in the peer group

We believe our record of operational outperformance has allowed us to rank amongst the top performers in our peer group in terms of shareholder return and valuation:

•	Total shareholder return (TSR) –
o	+7.4% for Benchmark vs. +5.3% for the peer group median since the beginning of 2016 through March 28, 2016
o	+64.7% for Benchmark vs. +45.2% for the peer group median since the beginning of 2012, coinciding with the tenure of the current management team, through March 28, 2016
o	+22.5% for Benchmark vs. +17.0% for the peer group median for the five years ended March 28, 2016

1 Peer group consists of Celestica, Flextronics, Jabil, Plexus and Sanmina. All financial information in this letter relating to the peer group was derived from their public filings with the SEC.

•	On a Next Twelve Months (NTM) Price to Earnings (PE) multiple basis as of March 28, 2016, Benchmark trades at 13.6x vs. the peer group median of 9.1x.
•	On a NTM Enterprise Value / EBITDA multiple basis as of March 28, 2016, Benchmark trades at 5.5x vs. the peer group median of 5.2x2.

Your Board and management team remain focused on enhancing value for all Benchmark shareholders, and we are confident that continued execution of our strategic plan will allow us to achieve that goal.

BENCHMARK IS SUCCESSFULLY SHIFTING ITS PORTFOLIO MIX INTO MORE PROFITABLE,

HIGHER-MARGIN MARKETS

The Company’s ongoing strategic business transformation is shifting Benchmark’s business portfolio towards higher-value end markets such as Industrials (including aerospace and defense), Medical Technologies and Test & Instrumentation. These markets are characterized by longer lifecycle products and extended manufacturing contracts, with customers who have greater outsourcing needs and require higher value-added and engineering-led solutions. We believe that this transition is allowing us to effectively manage risks associated with our traditional markets, while strategically positioning us to continue our leadership as our industry evolves. The higher-value markets we have targeted provide stable growth at rates in excess of traditional markets, while remaining significantly underpenetrated. In fact, we expect the significant outsourcing opportunity in higher-value markets to lead to annual growth of more than 10% in these markets, presenting a significant opportunity for us.

Benchmark leads its peer group in transitioning to higher-value end markets. Furthermore, we believe that investors reward companies in our sector for shifting their business mix towards higher-value end markets and that those companies in our sector that gain greater exposure to these end markets typically trade at premium valuations. In 2015, Benchmark received 55% of its revenues from higher-value end markets, compared to a peer group median of 40%. 85% of our new program wins in 2015 were in these higher-value end markets, with the opportunity for further growth going forward.

THE COMPANY IS EXECUTING INITIATIVES TO FURTHER IMPROVE WORKING CAPITAL

Benchmark has been continually improving its business, including its working capital efficiency. The Company plans to reach its 75-day long-term working capital target by seeking closer alignment of customer and supplier payment terms, demand and inventory optimization, and preferred supplier strategic-sourcing initiatives. Over time, our ability to maintain flexible payment terms has allowed us to increase our margins and drive financial returns for shareholders.

2 PE and Enterprise Value / EBITDA multiples calculated based on average analyst estimates.

In reviewing Benchmark’s working capital initiatives, it is also important to note that working capital is not directly comparable across Benchmark’s peer group. CCC is heavily impacted by end market exposure. The lower volume, higher-complexity products, which Benchmark’s higher-value customers demand, typically experience lower CCC velocity. Since 2011, the CCC of other EMS companies has deteriorated by over 20% as they have begun moving towards these higher-value markets. Benchmark, in contrast, has improved its CCC metrics over that same time period, all the while continuing its strategic shift to these more profitable, higher-value end markets.

In considering initiatives to improve working capital, Benchmark values the opinions of its shareholders. Accordingly, we listened to Engaged Capital’s suggestion to utilize an external consultant to assist in improving our working capital efficiency. Moreover, we took seriously the recommendations of this external consultant, which was one of the firms that Engaged Capital itself identified. The consultant recognized the complexity and timing issues associated with renegotiating contractual terms with our suppliers and customers, and we were pleased to note that their suggestions were consistent with our existing initiatives to improve working capital efficiency, which remain ongoing. We have publicly committed to a further 15-20% working capital improvement by the end of 2016, driven primarily by efficiency opportunities in our non-U.S. sites and newly outsourced products, and by capex investments to be made by Benchmark in our supply chain. We believe that the gains over past years reflect disciplined initiatives tailored to the unique circumstances of our sector, and we remain committed to driving further improvement in this area.

BENCHMARK HAS MAINTAINED A DISCIPLINED AND BALANCED APPROACH TO CAPITAL ALLOCATION THAT HAS DELIVERED SIGNIFICANT VALUE TO ALL SHAREHOLDERS

As a successful leader in the EMS industry, Benchmark must continually invest in its business to manage its business mix and mitigate end-market volatility. Accordingly, we maintain a disciplined and balanced approach to capital allocation and are focused on deploying capital for the highest long-term returns and delivering significant value to our shareholders. Our capital allocation priorities include:

•	Continued investments to support and enhance our business model to drive organic growth with valuable customer input;
•	Continuing to evaluate and pursue strategic, higher-value and complementary businesses that are accretive to our financial profile; and
•	Consistently returning capital to shareholders through share repurchases.

We believe that our disciplined capital allocation decisions have resulted in our premium PE multiple relative to peers.

Benchmark Has Executed on a Proven Successful M&A Strategy

We have a long and successful track record of prudent, value-enhancing M&A, including most recently the Suntron, CTS and Secure Technology acquisitions, each of which has supported our long-term growth strategy. These “close-to-core” or highly adjacent acquisitions have contributed to long-term, non-GAAP operating margin improvement towards our 5% target and accelerated the Company’s path to a higher-value end market mix.

The Secure Technology acquisition, which was completed in November 2015, aligns directly with Benchmark’s strategy to enhance its capabilities and expand its engineering-led solutions to the higher-value Industrials market. Secure is a leading engineered products and solutions provider and the decision to acquire the company followed a careful analysis of Benchmark’s capital allocation priorities overseen by our Board with the assistance of independent financial advisors. We reviewed alternatives for capital deployment and determined that the value creation of the Secure acquisition exceeded those of a similar sized share buyback. The transaction helps the Company realize its strategic growth plans, increase operating margins and EPS, and continue improving its diversified revenue sources.

Benchmark is Committed to Returning Capital to Shareholders Through Share Repurchases

During 2015, Benchmark returned $68 million to shareholders through share repurchases. We remain committed to deploying the $135 million share repurchase capacity remaining on our authorized purchase plan, which includes the additional $100 million share repurchase program announced in December 2015. Over the five-year period ended in 2015, Benchmark spent a cumulative $257 million (over 70% of free cash flow) on share repurchases, well above our goal of greater than 50% of free cash flow to shareholders. Benchmark is the only company in its peer group with an uninterrupted quarterly track record of executing share buybacks, now totaling 34 consecutive quarters.

Contrary to Engaged Capital’s claims, there is little reason to believe that a large share repurchase, beyond the program already in place, would drive significant additional value. After careful analysis, we determined that Benchmark’s concentrated ownership, low liquidity and market capitalization create structural challenges for a large one-time buyback. Specifically, a review of Benchmark’s trading dynamics indicates that it would be challenging to effectively execute a large share repurchase, and further, that a reduction in trading liquidity following a large share repurchase could potentially narrow sell-side equity research coverage. We intend to continue buying back shares under our existing share repurchase program, demonstrating your Board’s commitment to effectively allocating capital to enhance shareholder returns.

YOUR BOARD IS EXPERIENCED, INDEPENDENT, HIGHLY QUALIFIED AND ACTIVELY INVOLVED IN OVERSEEING THE EXECUTION OF BENCHMARK’S STRATEGY TO ENHANCE SHAREHOLDER VALUE

Benchmark Has a Highly Qualified and Refreshed Board

Benchmark has an experienced Board that is actively involved in the oversight of the Company’s strategy and committed to driving sustainable value creation. Your highly qualified director nominees, David W. Scheible, Michael R. Dawson, Gayla J. Delly, Douglas G. Duncan, Kenneth T. Lamneck, Bernee D. L. Strom, Paul J. Tufano and Clay C. Williams, bring a breadth of perspectives and diverse skills, including significant senior executive experience. Each of our directors is focused on oversight of the Company’s strategy to drive value-enhancing growth, execute its ongoing transition to higher-value markets, optimize working capital and deliver superior returns for shareholders.

Seven of the eight directors are independent and possess significant industry, accounting, governance and executive leadership experience. In addition, two of the eight directors are women, the newly appointed Chairman of the Board is independent, and independent directors meet quarterly in executive sessions. Your Board embraces a culture of transparency and accountability.

Benchmark continually refreshes your Board so that shareholders benefit from new perspectives. In fact, we have added three new independent directors during the last five years. We recently announced the appointment of Paul Tufano, retired Chief Financial and Chief Operating Officer of Alcatel-Lucent Group, as an independent director. In March 2016, your Board also elected David Scheible, the recently retired Chief Executive Officer and President of Graphic Packaging International, as non-executive Chairman to succeed Peter Dorflinger, who retired from the Board. The average tenure of the Benchmark Board is just 6.3 years, significantly less than the peer group median average tenure of 10 years.

Your Board is Committed to Best-in-Class Corporate Governance

Benchmark is dedicated to being open and transparent both internally and externally, maintaining the highest integrity in all its actions, business dealings and interactions with other companies and individuals. In addition to the annual election of all directors to the Board, the Company recently announced its decision to amend its majority vote standard to allow for plurality voting standard in a contested election, subject to your approval at the Annual Meeting. These changes reflect your Board’s commitment to maintaining and strengthening our best-in-class corporate governance practices, as well as listening to feedback received in dialogue with our shareholders. Your Board has also recently instituted a policy requiring any director failing to receive a majority vote in an uncontested election to tender his or her resignation.

Engaged Capital’s Nominees Lack the Skills and Experience of Your Current Directors

Benchmark is open to considering candidates that meet its basic criteria for Board membership and appropriately and carefully reviews any proposed nominations. Engaged Capital, however, has submitted a slate of nominees who your Board believes do not meet Benchmark’s rigorous Board selection criteria and do not understand your Company. In fact, the candidates put forth by Engaged Capital are weaker in industry, functional responsibility and business experience than the incumbent Board members. According to materials provided by Engaged Capital, none of them has any experience as a CFO or COO (in any industry) and only one has experience as a CEO (on an interim basis) and as a director of a public company.

Your Board’s Interests are Directly Aligned with Shareholders’ Interests

Your Board has adopted compensation practices that drive shareholder value, including:

•	Executive compensation framework designed to strengthen “pay for performance” culture;
•	Substantial proportion of share-based compensation issued in the form of restricted-stock units;
•	Robust stock ownership guidelines;
•	Base salaries and short-term incentive award opportunities reviewed and approved annually;
•	Compensation committee comprised exclusively of independent directors and advised by an independent compensation consultant; and
•	With a mindset of continuous improvement, recently instituted executive compensation clawback provisions for earnings restatements and an anti-hedging policy applicable to all directors and employees.

In addition, contrary to Engaged Capital’s claim, the Benchmark Board of Directors continues to hold stock and remain long-term shareholders of the Company. In fact, since 2011, your Board has consistently increased the total amount of shares it holds in Benchmark (a total of 156%). Benchmark has been publicly traded and widely owned over 25 years; there are no founders remaining on the Board or among the executive team, and our insider ownership reflects that fact and the maturity of the Company and our industry.

ENGAGED CAPITAL’S PROPOSALS ARE FUNDAMENTALLY FLAWED

AND DEMONSTRATE A MISUNDERSTANDING OF BENCHMARK’S BUSINESS

Your Board and management team strive to maintain an open dialogue with all shareholders. For the past year, your Board and management team have held numerous discussions with Engaged Capital to better understand its proposals. As part of this effort, our Board and management team became convinced that many of Engaged Capital’s proposals are fundamentally flawed and reflect a misunderstanding of our business.

We believe Engaged Capital is pursuing a self-serving, short-term agenda without regard for the sustainable best interests of the Company and all Benchmark stakeholders. Your Board is actively engaged in balancing short-term needs against the Company’s long-term strategy and is committed to delivering superior results while serving the best interests of all Benchmark shareholders – not just Engaged Capital.

YOUR BOARD IS COMMITTED TO CREATING VALUE AND SERVING THE INTERESTS OF

ALL BENCHMARK SHAREHOLDERS

PLEASE VOTE THE WHITE PROXY CARD TODAY

We strongly encourage you to vote “FOR” Benchmark’s eight highly qualified director nominees on the enclosed WHITE proxy card today. Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment in Benchmark by voting the WHITE proxy card. We urge you to vote today by telephone, by internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Please do not return or otherwise vote any proxy card sent to you by Engaged Capital.

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

David W. Scheible Chairman of the Board of Directors	Gayla J. Delly President and Chief Executive Officer

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue
New York, New York 10016
Proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

About Benchmark Electronics, Inc.

Benchmark provides integrated manufacturing, design and engineering services to original equipment manufacturers of industrial equipment (including equipment for the aerospace and defense industries), telecommunication equipment, computers and related products for business enterprises, medical devices, and test and instrumentation products.  Benchmark's global operations include facilities in seven countries, and its common shares trade on the New York Stock Exchange under the symbol BHE.

Additional Information and Where to Find It

Benchmark filed a definitive proxy statement on March 29, 2016, with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the 2016 Annual Meeting and is mailing the definitive proxy statement and accompanying white proxy card to its shareholders. Benchmark shareholders are strongly encouraged to read the definitive proxy statement, the accompanying white proxy card and other documents filed with the SEC carefully in their entirety when they become available because they contain (or will contain) important information. Benchmark, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Benchmark shareholders in connection with the matters to be considered at Benchmark’s 2016 Annual Meeting. Information about Benchmark’s directors and executive officers is available in Benchmark’s definitive proxy statement for its 2016 Annual Meeting. Shareholders may obtain a free copy of the definitive proxy statement and any other documents filed by Benchmark with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also are available free of charge at Benchmark’s website at www.bench.com or by contacting Benchmark Investor Relations at (979) 849-6550.

Non-GAAP Financial Measures

Non-GAAP operating margin equals income from operations, calculated excluding certain items required to be included in accordance with GAAP, divided by GAAP revenue. Due to these exclusions, non-GAAP operating margin is a non-GAAP financial measure. A detailed reconciliation between non-GAAP operating margin and operating margin, its most closely comparable GAAP financial measure, is included below.

(In millions)	2011	2012	2013	2014	2015

Revenue (GAAP)	$2,253.0	$2,468.2	$2,506.5	$2,797.1	$2,540.9

Income from operations (GAAP)	$41.3	$75.6	$116.5	$100.1	$93.0
Operating margin (GAAP)[1]	1.8%	3.1%	4.6%	3.6%	3.7%
Restructuring charges and integration and acquisition costs	4.5	2.2	9.3	7.1	13.8
Asset impairment charge and other	-	-	2.6	(1.5)	-
Thailand flood-related items, net of insurance	3.4	9.0	(41.3)	(1.6)	-
Customer bankruptcy	-	-	-	5.0	-
Non-GAAP income from operations	$49.2	$86.8	$87.2	$109.2	$106.8
Non-GAAP operating margin[1]	2.2%	3.5%	3.5%	3.9%	4.2%

1 Equals line item immediately above divided by revenue (GAAP)